Exhibit 23.1

KPMG LLP

Suite 1100

1000 Walnut Street

Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-264002 on Form S-8 and No. 333-269104 on Form S-3) of our report dated March 10, 2023, with respect to the consolidated financial statements of Cingulate Inc.

/s/ KPMG LLP

Kansas City, Missouri
March 10, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member finns affiliated with KPMG International Limited, a private English company limited by guarantee.